Exhibit 99.1

For Immediate Release

mBeach Software Inc. Secures $10 Million Equity Financing Facility

New York (September 7, 2011) – mBeach Software Inc. (MBHS) (MBHS:PK), the holding Company for Skin Cancer Scanning Ltd. (SCS) announced today that on August 31, 2011 it entered into an equity financing facility under which it may sell up to $10 million of its registered common stock to Southridge Partners II, LP. over a 36-month period. MBHS is not obligated to utilize the facility and remains free to enter into other financing transactions (excluding other equity line facilities while the facility with Southridge is in effect).

MBHS will determine, at its sole discretion, the timing, dollar amount and floor price per share for any draw under this facility, subject to certain conditions. When and if MBHS elects to use the facility, the number and price of shares sold in each draw will be determined by a contractual formula, whereby MBHS will issue shares to Southridge at a pre-negotiated discount to an average closing bid price of MBHS’s common stock over a preceding period of trading days.

In connection with the execution of the equity financing facility, MBHS will issue to Southridge 1,000,000 restricted shares of common stock as a commitment fee. The offer and sale of shares by MBHS under this equity facility will have to be registered pursuant to a registration statement to be filed with the Securities and Exchange Commission no later than 90 days after a certain bridge financing facility is obtained and closed.

MBHS intends to use the proceeds from any sale of securities under the facility to secure the closing of the Pomega, Inc. deal, for funding of the R&D and product development of the SkinScan 650 medical device, to secure and grow a distributor base for Pomega products, for FDA and other regulatory related matters and for working capital and other general corporate purposes.

“This equity line provides us with an important financing option,” said Joseph Biderman, MBHS’s Chief Executive Officer. “The facility has a competitive cost of capital and flexible structure and offers a means to fund our commitment to Pomega, Inc., strengthen our financial position and support our continuing efforts to develop our products and support the marketing campaign of Pomega, Inc.” “Moreover”, added Mr. Biderman, ‘we are very pleased to have Southridge Partners II LP, a leading investment fund, as our partners in this round of financing.”

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

About mBeach Software, Inc.

MBHS owns 100% of SCS and has the right under an MOU to purchase 51% of Pomega, Inc.

About SCS

Skin Cancer Scanning Ltd. (SCS) is a medical device company pioneering the development and commercialization of a revolutionary and proprietary imaging system for the early detection and diagnosis of skin cancer.

Our product, SkinScan 650, when completely developed will be a non-invasive, point-of-care (in the doctor’s office) system to detect and identify different kinds of skin nevi, tumors, lesions and cancers. SkinScan 650 will enable physicians to diagnose skin cancer at an earlier, more curable stage. This will reduce the number of biopsies, lower treatment costs, and improve quality of life.

For more information on SCS, visit www.scs-med.com.

About Pomega

Pomega, based in California, has emerged as a worldwide pioneer in developing the only line of skin care / skin rejuvenation products based on the therapeutic efficacy of pomegranate seed oil. The Pomega5® brand is an award-winning line, created by Tzeira Sofer, the Company’s CEO and President, and formulated to reflect a balanced combination of essential fatty acids, botanical extracts and essential oils – completely without the use of any parabens, petrochemicals, fillers, or synthetics. The line has been featured repeatedly in leading health, beauty, and dermatology magazines, and caters to all age groups and skin types. Pomega’s products are now available at select spas, as well as at health/wellness stores nationwide, and select online retailers.

For more information on Pomega, visit www.pomega5.com

About Southridge Partners II LP.

Southridge, LLC is a diversified financial holding company offering a wide range of products and services, including Fund Management, Investment Banking, Merchant Banking, Wealth Management and Business Solutions.

For more information please visit www.southridgellc.com

Forward- Looking Statements Disclosure

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our anticipated use of proceeds from any sale of securities under the equity facility and our marketing, national retail and distribution growth strategies. Forward-looking statements include all passages containing words such as “aims,” “anticipates,” “becoming,” “believes,” “continue,” “estimates,” “expects,” “future,” “intends,” “plans,” “predicts,” “projects,” “targets,” or “upcoming”. Forward-looking statements are based on the opinions and estimates of the management at the time the statements are made and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements.  These forward-looking statements, include, but not limited to, the ability of the Company to raise the necessary funds to consummate the proposed equity line of credit arrangement, the ability of Southridge to raise funding through the Secured Convertible Debenture, the ability of the Company to raise bridge funding independently, the ability of the Company to file reports including financial statements with the Securities and Exchange Commission, the ability of the Company to obtain an effective registration statement, the ability of the Company to close on the Pomega, Inc. MOU or satisfy contingencies to be imposed by the Definitive Agreement with Pomega, Inc., statements regarding the future commercialization of Pomega’s and SCS’ products, the market demand for these products and the proprietary protections the companies will obtain with regard to the technology and formulas, all of which statements are subject to market risks, and the possibility that the Company will not be able to obtain patents protection, obtain FDA approval for the SCS product or obtain sufficient customer demand. These statements are made based upon current expectations and actual results may differ from those projected due to a number of risks and uncertainties.

For further information, contact:

Mr. Joseph Biderman, CEO

Email:  ybiderman@scs-med.com